AUDIOVOX CORPORATION
                                NOVEMBER 2, 2004


CALL PARTICIPANTS

o     Glenn Wiener                          Audiovox Corporation
                                            Investor Relations

o     John Shalam;                          Audiovox Corporation
                                            Chairman, President and CEO

o     Michael Stoehr                        Audiovox Corporation
                                            SVP, CFO and Director

o     Pat Lavelle                           Audiovox Corporation
                                            President, Audiovox Electronics
                                              Corporation

o     John Bucher                           Harris Nesbitt
                                            Analyst

o     Riley McCormick                       Tracer Capital
                                            Analyst

o     Matt Reems                            BCM
                                            Analyst

o     Ted Graham                            Caron Capital
                                            Analyst

o     Richard Greenberg                      Donald Smith & Company
                                            Analyst

o      Jim Schwartz                         Gilder
                                            Analyst

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the quarter three 2004 Audiovox Corporation earnings conference call. At this time, all audio participants are in a listen-only mode. However, at the conclusion of this conference we will be facilitating question and answers via the telephone lines. If at any time during this call you do require assistance, please key star, zero and a coordinator will be happy to assist you. As a reminder, this conference is


                                  Exhibit 99.4
being recorded. I would now like to turn this presentation over to your host for today, Mr. Glenn Wiener. Sir, you may proceed.

Glenn Wiener: Good morning, everyone, and thank you for joining us today. The purpose of this call is to discuss Audiovox's fiscal 2004 third quarter nine month financial results and the closing of the sale of the company's wireless assets to UTStarcom. As the operator mentioned, today's call is being Webcast on the company's site, www.audiovox.com, and a replay has been arranged for your convenience and will be available later today, airing for one week.

If you have not received a copy of this morning's announcement - excuse me - if you have not received a copy of the third quarter announcement issued last week, please visit the company's website or you can contact my office directly at 212-786-6011 and a copy will be forwarded to you.

Joining us on today's call will be John Shalam, Chairman and Chief Executive Officer, Michael Stoehr, Senior Vice President and CFO, and Patrick Lavelle, CEO of Audiovox Electronics Corporation. After opening remarks by management, there will a question-and-answer session.

Before getting started, I'd like to briefly read the Safe Harbor language. Except for historical information contained herein, statements made on today's call and on today's webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward- looking statements are based on currently available information and the company assumes no responsibility to update any such forward-looking statement.

The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. These factors include, but are not limited to, risks that may result from changes in the company's business operations; our ability to keep pace with technological advances, significant competition in the mobile and consumer electronics businesses, our relationships with key suppliers and customers, quality and consumer acceptance of newly introduced products, market volatility, non-availability of product; excess inventory, price and product competition, new product introductions, the possibility that the review of our prior filings by the SEC may result in changes to our financial statement, and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements.

Risk factors associated with our business, including some of the facts set forth herein, are detailed in the company's Form 10-K/A for the fiscal year ended November 30, 2003 and Form 10-Q for the fiscal 2004 third quarter ended August 31, 2004. At this time, I'd like to introduce John Shalam, Chairman, President and CEO of Audiovox. John?

John Shalam: Thank you very much, Glenn, and good morning, everyone. I am pleased to report that, as of yesterday, following shareholder approval and closing, the sale of the business of Audiovox Communications Corp., our cellular subsidiary, has been completed. This was the single largest transaction in our company's history and I'd like to spend a few moments to discuss it.

                                  Exhibit 99.4

The cellular company has been a major driver in our growth. Over the past 20 years, the expansion into the high-tech telecommunications industry opened the door to our company and gave us the ability to stage a successful IPO in 1987 and a secondary offering in the year 2000. However, over the past few years, the cellular market has become more challenging and competitive. Driven by the overall economic decline, consolidation in the customer base, intensified pricing wars and our inability to successfully partner with a manufacturer, which would have decreased our product acquisition costs and made us more consistently profitable.

That limited control of product development and distribution, coupled with the factors I've previously outlined, caused inconsistency in our cellular results that led to our decision to exit. We believe there is a future in cellular. However, we also believe that remaining a player that could deliver a consistently profitable result will become more and more difficult for us. I was gratified by the overwhelming shareholder support that this transaction generated. In fact, if you eliminate the bulk of non-votes on the transaction as well as my own shares, 99% of the shareholders voted in favor of this deal.

Starcom paid us $165.1 million and when we are done collecting the accounts receivables, the total amount collected will exceed $315 million. Net proceeds from the sale after collecting the receivables and paying all expenses, including taxes, will leave us roughly $162 million in cash, a clean balance sheet with almost no debts, cash flow from operations and access to capital if and when needed to pursue strategic and complementary acquisitions as they arise.

Which brings us to the question on most of your minds and that is what will we do now? There are several answers to that question. Our goal is grow this company and increase its shareholder value. We will continue to invest in our electronic subsidiary where we have had a history of steady growth in both sales and profits. In fact, sales of this group have grown 25% over the last five years. We will look to strategic acquisitions that can be either synergistic with our existing electronics business or in different markets or both. We will invest nonessential cash to produce maximum return. And we will continue to review existing operations for the productivity gains that result in better bottom-line performance.

The next 12 months will be a major transition period for Audiovox as we adjust to life after cellular. And I'm sure we will experience some growing pains in the process. However, our commitment to consistently be profitable will not waiver. And I am certain that we will capitalize on our successful history as we continue to grow this company. And now, I would like to make a few points regarding our electronics subsidiary before Pat brings you up to date on our business model.

Over the past several years, Audiovox Electronics Corporation has dramatically expanded its product offerings and that new mobile and consumer markets has enhanced relationships with many of the leading retailers, mass merchants and OEMs across the nation. In addition, Audiovox Electronics Corporation has also

                                  Exhibit 99.4
successfully completed two acquisitions - Code- Alarm and Recoton - over the last two years, both of which are beginning to post positive gains for our company.

All of these factors have resulted not only in increased market share for Audiovox Electronics Corporation, but have also led to substantial gain in both revenues and profits. In the electronics marketplace, we are very controlled over product development, distribution and pricing. We have a number of manufacturing partners, which, along with our volume purchases shields us to a degree from competitive pricing and component shortages.

Thanks to the large variety of product lines in different segments of the electronics industry, we have a greater number of potential customers. This opens the door to higher growth areas and allows us to enter new markets and to expand our portfolio of products. We have the flexibility to respond quickly to consumer trends and ride through product maturity with little downside. This has been part of our business model since the expansion of our electronics subsidiary out of car stereo and into the wider world of mobile and consumer electronics, which translate into 12 years of steady growth and consistent profits.

In a few moments, Pat will outline the product roadmap, our customer concentration and trends within the electronics industry, both now and in the foreseeable future. On a top-line basis, it's our goal to further build the Audiovox family of brands, to maintain and increase, our leadership positions in the mobile and consumer electronics product categories, by increasing our expenditures on product development, engineering and marketing. And we'll look for new product areas to develop - to keep price - to keep pace with the ever changing trends in consumer electronics.

In closing, I would like to answer another frequently asked question regarding the new cash rich position. At this moment, we have no plans to offer a dividend or to buyback the company stock. However, these options do remain open. We're reinvesting in our existing operations or look to acquire new ones. Know that we will look for all opportunities that we feel are in the best interest of our shareholders.

One closing comment before I turn the call over to Michael and to Pat. As chairman, president and chief executive officer of Audiovox Corporation, I own nearly 20% of the shares of this company and I am the single largest shareholder. Make no mistake, my interests are very much in line with yours and, as a team, we are working to drive shareholder value. Now, I'll turn the call over to Mike Stoehr, our CFO, who will review the finances. Michael?

Michael Stoehr: Thank you, John. Good morning, everyone. This morning, I will be discussing the financial transaction of the Starcom (inaudible) deal, the company's third quarter performance and some guidance for the fourth quarter and for fiscal 2005. As John mentioned, the after-tax - the gross after-tax - gross proceeds for the Starcom transaction was approximately 317 million. This is
165.1 million for the asset purchase and we anticipate collecting an additional $152 million of accounts receivable.


                                  Exhibit 99.4

Our outlays on this transaction was approximately $15 million to Toshiba to repurchase the shares of ACC and to pay down the subordinated debt. The employee packages approximated 26.9 million. We repaid our main bank lines of $79 million. We estimate the professional fees in this transaction to be 4 million and we also estimate the taxes to be approximately $30 million or cash out of about 154.9 million.

This will leave us with available cash of about $162.2 million. We assumed in here that we got back the $8.2 million of the escrow money that was placed up for the transaction. As John mentioned, while we study and review the potential strategies for the use of this cash, these funds will be invested and managed by
J. P. Morgan. I'd like to now address the company's financial performance for the third quarter and again provide you with some guidance for the fourth and the next year.

As a result of signing the asset purchase agreement on June 11, the company was required to move to a reporting format that separated earnings into continued and discontinued operations, even though the company still continued to operate its two segments with an administrative company providing certain overhead, until the sale was actually completed by November 1.

As a result of the asset sale, Audiovox Corporation now consists of an operating group that we call Audiovox Electronics Corp. or Electronics, which is a wholly-owned subsidiary and a separate administrative service group. The third quarter results from continuing operations is based on this structure. AEC sales were 132.9 million this year versus 135.2 million third quarter 2003. The reduction in sales can be attributed to lower video sales, primarily in mobile video, specifically video in the bag and DVD products. These decreases were partially offset by increased business from our recent acquisition of the Jensen and other related brands, as well as increased sales in the satellite radio.

For the quarter, the AEC group alone had income - net income of 3.7 million versus 5.1 million. Pat will outline electronics credit line performance in more detail in a few moments. Our Venezuelan operation improved by approximately 323,000 as a result of a better economy and improving political situations. The sales in our Malaysian operations were down, principally due to the company's tightening its credit guidelines in Malaysia.

Electronics also had increment increases in our joint venture, ASA, which experienced sales in the majority of its product lines, especially in its newly acquired Jensen Marine Services. We also experienced increase license income as a result of our Jensen related brands purchase. As a result of higher in asset positions, specific on our inventory, interest expense increased by $500,000 for the quarter.

Gross margins for the company include the 17.4% versus 16.8 in the third quarter versus the third quarter. This is a result of a credit from favorable negotiations on defective repair charges with a certain vendor. Products only gross margins for the quarter were down, were 16.3%, down slightly from the same period last year, due largely to the impact of price competition and video. We look to a slight improvement in margins during the fourth quarter as inventory


                                  Exhibit 99.4
positions are lowered.

AEC's overhead was 17.6 million versus 14.1, third quarter last year, an increase of 3.5 million. A portion of this increase or approximately 1.2 million was attributable to a full quarter of operations in Europe versus only two months reported during third quarter of 2003.

Other increases in the overhead were an increase in selling expenses of approximately 205,000 related to the recent launches of new Jensen product which is now coming on stream - 105,000 in higher commissions to code systems, which has now begun - which has now experience higher sales in the last year, 312,000 additional advertising and trade show expenses as a result of new product lines, 312,000 increase in professional fees and legal expenses related to patent lines and obtaining new patents, and an increase of 200,000 of bad debt expenses, which is our normal accrual - but versus third quarter last year, we had a credit balance in that account.

The administrative group. The company's administrative group provides IT services, human resources, tax work, public reporting and compliance, treasury functions and 404 compliance. A portion of these expenses are allocated to the operating group based on a variety of methods. For example, for system users for the IT expenses, head count for human resources. The administrative group also charges the operating group interest on funds loaned.

The total administrative expenses, before allocations, were $4.6 million in the third quarter of 2004. Of this, 63% or 2.9 million were non-employee related and covered the following expense categories. Advertising was $1 million, professional fees of 1.3 million, depreciation was 300,000 and the D&O insurance and insurance for the company was $300,000.

These expenses increased - this category of expenses increased 731,000 from third quarter 2003. This - these increases were as follows -- $500,000 in the additional PR and media programs that we have to promote the company's brand and image and a $378,000 increase in professional fees, which is a direct result of expenses related for the compliance testing for Sarbanes-Oxley, which will continue in the fourth quarter.

Expenses related to employees in occupancy course are actually down, third quarter 2004 versus 2003. We are now formulating plans to reduce the administrative expenses to reflect the new structure of our company, which took place on November 1, 2004.

We don't expect these reductions to take - really take effect until 2005. The EPS for the company from continuing operations is breakeven compared to $0.10 last year. This is a result of discussions I've had concerning electronics and also the unadjusted administrative expenses as the discontinued option still part of the company continued to need support during the third quarter.

Just a brief discussion on the company's liquidity. Not looking at the funds that we received from the Starcom transaction, we anticipate, during the fourth quarter, continual cash from operations as our inventory positions begin to move out to a more seasonal level. We also anticipate this turn for the first quarter of 2005.

                                  Exhibit 99.4

For guidance, we anticipate revenue for the fourth quarter to be in the range of between $150-155 million and we look to the EPS from continuing operations before the gain on the sale of transaction and any other adjustments to be in the range of between $0.05 and $0.10 a share versus third quarter of 132 million and breakeven.

For fiscal 2005, we are targeting a top-line growth of between five and 10%. As we get closer to the end of this year, we'll take another look at that target range. We anticipate an increase in our gross margins and we also anticipate a reduction in the consolidated overhead of the company as the restructuring takes place during 2005. Our target for a consolidated operating income level is a 5% and as (inaudible) provide you with further information on this as we have our next call and we discuss our fiscal earnings for 2005.

I'll now turn this call back to John. Thanks.

John Shalam: Michael, thank you very much. Now, I would like to introduce Pat Lavelle, President of Audiovox Electronics Corporation, to give you a report on this outlook.

Pat Lavelle: Thank you, John, and good morning, everyone. As you know, Audiovox Electronics is made up of two primary marketing groups - mobile and consumer electronics. And mobile electronics consists of mobile video, car sound, satellite radio, vehicle security and other mobile accessories, with mobile video being the largest category within this group.

During the past quarter, our video sales have been impacted negatively by a number of trends, some of which may be short-lived and others which will continue. Higher fuel prices have affected SUV sales and the deterioration began in the second quarter and continued through Q3. JD Power reported SUV sales drops of 14% in August alone. Since mobile video is installed primarily on minivans and SUVs, the drop in volume here affects us immediately. This trend could ease if fuel prices stabilize or retrench. However, we do not believe that this will happen in the fourth quarter.

Increased competition has reduced average selling prices by approximately 32% compared with third quarter 2003. We expect this trend to continue, but we do not expect price erosion to be a drastic as we are getting close to component costs on many of these systems. Finally, OEMs have rolled out a number of their own systems, which have eliminated opportunity for sale of after market product. To help counter this, we have stepped up our own OE efforts as well as developed several larger screen sizes and systems not being carried by the '03s. For your information, the third quarter OEM sales of video was 63% ahead of third quarter '03.

In spite of the negatives mentioned, Audiovox remains the number one supplier of after market mobile video. In fact, in a recent survey conducted by NPD Techworld, of the top 10 selling models, Audiovox had seven out of the 10, including the top four units. As we look into the fourth quarter and into 2005, we believe we'll be able to raise average selling prices, due to a shift towards bigger screens and all-in-one headrest systems, which generally run for more money than the current product.

                                  Exhibit 99.4

We are also introducing a brand new concept in mobile video at the upcoming senior show. Called the shuttle, the system includes a screen with built-in DVD player and a series of docking stations that allow a consumer to move these newly designed portables from an overhead in the vehicle to a tabletop system or to an under counter kitchen system or to a battery-operated portable. This new product will give Audiovox a value play that no competitor in the industry has at this time.

Initial response to these systems has been very good and we expect good placement during 2005, which is help in reversing some of the negative trends that have permeated the third and fourth quarter.

Additionally, we will introduce a number of custom mirror monitors, which we believe will grow into a new rare observation safety category. Eliminating blind spots in the big SUV is a serious safety issue and speaks to the same buyer as our mobile video products, namely parents. Our system includes a four-inch screen embedded in a rear view mirror that will activate when the car is put into reverse, giving a clear view of whatever is behind the vehicle.

This system will also double as a navigation screen that will automatically turn on when a navigation computer is indicating a turn or maneuver. Our first model-specific unit will be for Toyota and we plan to role out a number of model-specific mirror monitors during 2005.

Our security business continues to expand and we are able to increase sales by 17% quarter over quarter. We have just begun shipments of our Car Link CO100
(ph), which will convert any one of our remote start or security systems into a remote paging system.

Consumers, via a telephone, can unlock doors, remotely start the vehicle, disable the vehicle in case of theft and arm or disarm the security system. This system will offer man of the Onstar-like features without the monthly service fee. For your information, the most common use of Onstar is for remote door unlock. In our system, if you lock you keys in the car or trunk one time, you just paid for the module.

Sound sales grew by 78%, due in part to the new lines launched as part of the acquisition of Jensen, Advent and AR brands, as well as an increase in our satellite radio sales. We expect satellite radio sales to grow as we begin limited distribution this month of our XM plug-and-play unit. XM radio should have greater impact in 2005 as we expand distribution through the rest of our network. With the addition of our XM unit, we expect to be able to double unit sales from 300,000 to approximately 600,000 units next year.

However, I need to point out as serious satellite radio sales will be impacted by a change in their subsidy structure, this change will effectively lower our billing price by as much as 40%, since the subsidy will no longer be coming to Audiovox. We will now be purchasing the product on a net basis, which will eliminate the subsidy. Without the subsidy, our book revenue will drop by approximately 40%.


                                  Exhibit 99.4

To recap, we expect mobile video sales to rebound with the introduction of our new versatile video shuttle system, new larger screen sizes, new dual all-in-one headrest systems and rear observation systems.

In addition, we expect sales of satellite radio to be a key driver for the year in security, continued penetration at the OE level by our code security system and increased after-market penetration of the Audiovox lines will drive our 12-volt security business for the year.

In consumer electronics, sales for the group were off approximately 12% for the quarter. We have been negatively impacted by the continued decline of portable DVD selling prices, which dropped an average of 20% over Q3 2003. This margin erosion has caused us to reconsider some third and fourth quarter promotions and we elected not to participate in some of the Black Friday promotions that drove sales of this category last year. And for those of you who are - do not know, Black Friday promotions are the big promotions the major retailers run the day after Thanksgiving to kick off the Christmas season.

Portable DVDs have become a commodity and their sales are no longer a valuated proposition for Audiovox. As a result, we have scaled back our portable DVD business and we'll look to new emerging technologies to help fuel sales in this category.

Besides  LCD  TVs,  products  on  the  horizon  include   multimedia   portables
incorporating MPEG4, MP3 and JPEG, which we believe will give Audiovox opportunities to grow sales within the consumer group.

Additionally, we will introduce new wireless home theater systems for 2005 as well as completely new Advent and Acoustic Research speaker lines. These will add to the consumer category growth in 2005. To recap, for 2005, we expect sales of LCD TVs, new multimedia portables, wireless home theater and new speaker lines to be the key drivers for 2005 and to help offset the negative impact of all prices in sales of portable DVDs.

And as discussed in previous calls, we distribute to a wide range of customers - mass merchants, power retailers, independent distributors, expeditors and retailers and original equipment manufacturers. To date, our largest account represents only 11% of our total volume.

We believe our wide distribution network protects us from a downturn in any one segment and gives us opportunities for sustained growth. Our recent Code-Alarm and Recoton acquisitions continue to perform well with code systems posting a 70% increase in sales over Q3 '03. The Recoton acquisition is meeting targets and we expect sales for the year to reach 95 million, which is right in line with our initial forecast.

We expect 2004 to be the biggest sales year for AEC, despite the fact that the fourth quarter will come in below last year's numbers, but in line with our internal projections. Our plans for next year will be consistent with our past strategies, to continue to add new products to our mix, leveraging our brand and distribution network, seeking early entry into new emerging technologies and

                                  Exhibit 99.4
and   acquiring   strategic   partners  to  grow  sales,   strengthen   customer
relationships and enhance bottom-line performance.

As John indicated, we have consistently grown our company's top-line revenue and bottom-line performance with this strategy and I anticipate that we will continue to do so. Thank you. John?

John Shalam: Thank you very much for this outstanding report. Ladies and gentlemen, this is the end of our formal presentation. We are now prepared to receive your questions.

QUESTION AND ANSWER SESSION

Operator: Ladies and gentlemen, if you do wish to ask a question at this time, please key star, one on your telephone. If your question has been answered or you do wish to withdraw your question, please key star, two. Questions will be taken in the order they are received. Again, that's star, one for questions at this time. A moment as we compile our initial list of questions. And your first question will come from the line of Mr. John Bucher of Harris, Nesbitt.

John Bucher: Congratulations on closing the transaction and thank you for the financial outlook for the current quarter. Question for you, Michael, just on some housekeeping stuff. With the ACC assets divested, what tax rate should we assume for the November quarter and for 2005 for modeling purposes?

Michael Stoehr: John, for modeling purposes in 2005, we'll be coming back to our regular rate of 35 federal and 6% state. It might be a little sloppy in the fourth quarter as we wind up this transaction, but for modeling purposes, you probably can use the same rate.

John Bucher: OK. And can you give us - what we should expect in the way of the overhead expenses? Any change that we might see, both - I guess, really, for 2005.

Michael Stoehr: Yes. Any of the changes will be in 2005 and Pat and I and John are really going through this right now.

John Bucher: OK.

Michael Stoehr: I tried to indicate that what we're trying to target for the company because this discussion has been asked by several people. Is that we're trying to target an operating income level of 5%, which is aggressive, historically, for the company and that will probably be accomplished in a couple of steps. That - we'll take a look at not only the administrative overhead, but it looks at margins and a few other things.

John Bucher: So, that's - that might not be an average operating margin level for 2005. That might be an operating margin that you reach at some point during 2005?

Michael Stoehr: That's correct. I would latter that, John, assuming the first quarter is the lowest and then move it up as you go second, third and fourth.

                                  Exhibit 99.4

John Bucher: OK. Can you say what the headcount is opposed to ACC asset divestiture?

Michael Stoehr: The headcount is - the headcount for the company is about 700 personnel worldwide.

John Shalam: John, this is John Shalam. You know, we just closed the deal yesterday and we've been entirely focused for the last several months, talking with our lawyers and our auditors and everybody else in order to achieve this conclusion, which we did yesterday.

And now that this is behind us, we will start to focus now on our business now with Audiovox Electronics and we will start to focus and to review on all the matters we've discussed - specifically, overhead, margins, product lines. We just haven't really been able to give it as much attention in the last few weeks as we will in the future.

Michael Stoehr: Correct. And as we're reporting in the K, John, the headcount at this point is approximately right on the nose with 763 without ACC.

John Bucher: OK. Thank you very much and with that, I think I'll just ask Pat a question or two and then yield the floor here. And I appreciate very much, Pat, the detailed sub-segment discussion there. I'm wondering in the area of new product opportunities, whether you see digital, high definition radio as - I think we've got a couple thousand broadcasters that have indicated - broadcast stations, I should say, that have indicated their intention to move to the new digital AM and FM. And also GPS, whether you see that as a potential growth driver going forward. Or any other new product categories. Thank you, Pat.

Pat Lavelle: OK. Well, as far as HD radio, we expect to be a big player in HD radio. We don't expect to, for HD radio, to have a big impact in sales in 2005, as it's really just starting to roll out. HD is an emerging category that, although some products have been introduced, some of the broadcasters won't be on until the later part of the year. But we are definitely looking at HD and with our acquisition of Jensen and our audio brands, we feel that we will be a dominant player in the field of HD.

As far as GPS, we are involved in GPS in some of our security systems, some of our tracking systems and some of our navigation systems. But we have no plans at this particular point, reportable GPS. There are players in the business that have secured good market share and it's primarily their business and we don't have any plans reportable GPS at this point. The areas where we look for strong growth is, again, in satellite radio where I think you see a lot of activity. Audiovox remains one of the few companies that has the ability to sell both Sirius and XM. And we plan to continue to support both very, very aggressively. We think that's a good area for growth. LCD TVs certainly can be a very explosive category as more and more consumers shift away from the old CRT and analog sets.


                                  Exhibit 99.4

John Bucher: Thank you very much. I'll give somebody else a chance here.

Pat Lavelle: OK.

John Shalam: Thank you, John.

Operator: Your next question will come from the line of Riley McCormick of Tracer Capital.

Riley McCormick: Hey, guys. How are you doing?

John Shalam: OK. Thank you.

Riley McCormick: Two questions. First of all, the - you talked about cash flow for the fourth quarter. You said it was going to be positive because you're drawing down inventory. Is that correct?

Michael Stoehr: That's correct.

Riley McCormick: OK. So any uptick in accounts receivable just due to, you know, T+30 or T+90 is going to be offset by drawing down inventory?

Michael Stoehr: That's correct.

Riley McCormick: OK. The second question, your 5% operating margin target for '05, does that include the Malaysian sub and the, you know, the equity income you get from Malaysian and from ASA or is that ...

Michael Stoehr: No, the operating - Malaysia and Venezuela are consolidated. It includes all our wholly-owned subsidiaries, the majority on subsidiaries. It does not include the joint venture income.

Riley McCormick: OK. So, that 5% is before the million to million-and-a-half of other income you get from these subsidiaries.

Michael Stoehr: That's because licensing (inaudible) and also the ASA joint venture.

Riley McCormick: OK. And should that stay at around 1.5 million a quarter going forward? Any reason for that to change?

Michael Stoehr: I mean, for modeling purposes, you can use that.

Riley McCormick: OK. All right. Thanks a lot, guys.

Operator: Once again, ladies and gentlemen, for any additional questions at this


                                  Exhibit 99.4
time, please key star, one. For any additional questions, please key star, one. Your next question will come from the line of Matt Reems of BCM(ph)

Matt Reems: Good morning. Could you further explain the significant long-term payouts to the ACC CEO, particularly what the $16 million was related to in tangibles? It seems like a large portion of the payouts, approximately 75%, went to one individual. I just would like additional color into what's behind that.

John Shalam: Matt, this is John Shalam and I will try and give you a satisfactory answer. Philip Christopher has been an executive with Audiovox Corporation pretty much since the inception of the company going back some 30 years. And 20 years ago, we founded the wireless cellular phone division in which Philip had played a very, very active and very major role in building up that company and helping us to achieve not only as a result of the wireless business, but the IPO in 1987, the secondary offering in the year 2000, which generated close to $100 million in capital for this corporation. And this is primarily due to the efforts of Philip Christopher and his team at Audiovox Communications Corporation.

In negotiations with the Stockholm organization, it became very clear that Stockholm in acquiring the assets of ACC was principally buying the team of Philip Christopher and his executives and the sales and relationships that had been established by Philip, whether that is large service providers such as Verizon and Sprint and many other accounts and as well as the strong relationships and with the direct result of Philip's relationship with Toshiba and with (inaudible) and other key suppliers of this organization. And as such, we felt that this payment to Philip is fully justified in terms of what he's achieved and he has allowed us to build a really strong value for ACC and, as a result of that, to obtain, really, a very, very worthwhile advice of UTStarcom. And without Philip's participation and without his having received this payment, this deal would not have happened.

Matt Reems: So, the intangibles are primarily just relationships and, you know, goodwill that he's built up over the past 20 years?

John Shalam: Yes, and it primarily also, you need to keep in mind, besides everything else I've told you, but Philips presence and continuing to run the company was a contract requirement with Stockholm. Without that agreement on Philip's part, this deal would not have happened and the deal is very, very worthwhile for the shareholders and for Audiovox.

As I said before, the total value of the assets sold to Stockholm, including the receivables, is in excess of $317 million. So, we felt that this payment was more than justified. And it's true that we're recognizing Philip's contribution, the relationships that he generated as the major assets that should be accounted for.

Matt Reems: OK. Now that you're sitting on a significant amount of capital, obviously, as you look out into the marketplace, can you just give us an idea of what it looks like? Are there fairly large companies, similar to yourself, that you would look to acquire or distributors or, you know, what's out there that

                                  Exhibit 99.4
you're  contemplating acquiring?

John Shalam: I'll have to be completely honest with you. We've really not done very, very much in the area of acquisitions. We know that, basically and strategically, we would like to deploy some of our new resources to strengthen both the existing Audiovox Electronics groups and, as well, to diversify and to build up the overall sales and revenue of the corporation to the benefit of the shareholders. But we haven't really had a chance to speak to anybody or to really do any kind of serious exploration of the possibilities.

We are looking and we will be looking at some possible acquisitions, but we don't really have a master plan at this time. We know that we wanted to pull out the resources and make more acquisitions, whether it's within the consumer electronics field or outside the consumer electronic fields, I can't tell you at this time. We have a lot of work and research and exploration to do and we will be doing this in the course of the next few months.

But I do want to caution you, as well, that there is - and it's not for me to tell you that. I'm sure you know better than I do that there's an enormous amount of money floating around in the economy, looking for investment and looking for homes.

And a lot of the more attractive or companies that one might want to consider acquiring are way overpriced. You have to pay a very large price to pay for quality. So, we want to be very careful about that and make sure that we are acquiring something that will be worthwhile, that we can handle and digest and operate correctly. But that, basically, is my thinking on the issue. But as things develop and as we run across, situations could be more interesting, we will be discussing these things in our subsequent telephone conversations.

Matt Reems: Do you - are you going to come up with criteria for buying in the sense that it has to be accretive at a certain amount of time? And, you know, given some of the more recent acquisitions you've made, which have been fairly sizable, are those - have they been immediately accretive to what you're doing or to the - do you see that being much more accretive, you know, a year out or so?

John Shalam: Well, I think that our acquisitions of both the Recoton assets and the Code-Alarm assets, that worked out very well. I think, I'm not sure, whether Code was accretive from the very beginning and Mike Stoehr can answer that better than I can. I don't think it was.

Michael Stoehr: It took us - it took us not too long a time to get it - about a year - almost a year- and-a-half, two years. But that was a different situation. The Jensen acquisition was good right from the - right from the start for us.

John Shalam: I think the Jensen acquisition worked out very well for us. Looking back at what we paid for those assets and for the operation in Germany as well, turns out to be an excellent acquisition on our part and is working out quite well.


                                  Exhibit 99.4

Michael Stoehr: The answer to that being accretive. Yes, that's one of the things that we do look at. It has to be.

Matt Reems: But then - what? From the beginning or within a set period of time?

Michael Stoehr: ... not to tie ourselves down to day one - within a year.

Matt Reems: OK. Well, I think you've always been very innovative in coming up with new products and things like that. This will obviously give you a lot more firepower to ramp that up. In addition to that, are there certain product areas that you don't think you're particularly - have any expertise in developing to be able to innovate where it might make more sense to buy? And what might that - what might those type of products be?

Pat Lavelle: There are a number of - this is Pat Lavelle. There are a number of new technologies that are out there that a number of suppliers that we do business with have done a tremendous amount of R&D and we don't have to develop that technology. And one of the strengths that we have within our group is the broad breadth of manufacturers that we do business with. I can pretty much tell you, from a consumer electronics side, every one of our manufacturers - or when I put all of our manufacturers together, they are quite active in every one of the new technologies and some of the emerging technologies, whether it be, again, LCD, multimedia, continued development of mobile video. We have a very, very deep pool that we can draw from..

John Shalam: And I would just like to add a comment that the consumer electronic industry continues to develop really exciting new products on a continual basis that stimulates, purchases at retail, the products like the iPods, products like the plasma TVs and another major area - satellite radio and HD radio - are all major stimulants to the entire industry. And I think the outlook for the consumer electronics industry continues to be quite positive for the next few years.

Matt Reems: OK. Well, thanks. I appreciate your time and I look forward to speaking with you later.

John Shalam: Thank you very much, Matt.

Operator: Your next question will come from the line of Ted Graham (ph) of Caron
(ph) Capital.

Ted Graham: Hi. Two questions. Could you give some more color on the - you mentioned Toyota, using - getting involved with the rearview mirror product. And also, how much flexibility do you have to sort of move away from commodity product lines and shift focus towards some of these new and - it looks like a very exciting product line - ahead. So, just more color on both of those.

Pat Lavelle:  As far as the Toyota program that we have for the mirror  monitor,


                                  Exhibit 99.4
that is not a program that we are running with Toyota. That is - that is just the first model specific mirror monitor that we're doing. OK? And we will be developing a number of custom mirror monitors that would replace the existing mirror in the car. And that's the reason why they're custom. That is a, again, that is strength, a core competency that Audiovox Electronics has that will definitely take us out of the commodity type of product where we will develop custom kits for different vehicles. We've done that successfully over our history in car audio, certainly in mobile video and there are opportunities for us to continue to develop products along those lines.

When we look at the mix of our business, we look at what we consider some niche business that will take us out of the core, like under counter kitchen TVs, some of the satellite radio business that we're doing and again, some of the different mobile video-type products like our shuttle system will take us out of the commodity-type product. But we look for a balance. We look for some explosive growth and, in some cases, the explosive growth will come from a commodity- type item.

So, we're looking for a balance within our book of business that will allows us to generate good margin on some niche product, but also generate some substantial sales on the more commodity- type items.

Ted Graham: Has the - I guess, on the radio side, there's some talk in the after market that the newer lines are getting more and more complicated to install different devices. Do you see that as an advantage or a disadvantage or is it really a problem that's out there?

Pat Lavelle: Well, you know, as far as the inability to get on the dashboard on some of the new cars, that's a disadvantage, obviously, to the after market. But as you develop product that works in conjunction with the car manufacturers product, again, this will take it out of the commodity range because you have to have the engineering to develop or reverse engineers some of the protocol that are out there. We'll work on some of the protocols that are being established, like most, is a protocol that the Consumer Electronics Association has supported as an industry standard for interface with a number of different car manufacturers.

So, yes, it can be a deterrent, but if you're in a position like Audiovox where we do work closely with a number of different manufacturers, a number of different importers, it can take your product out of that commodity price range because you would be working on protocols that is not available to everyone.

Ted Graham: OK. And then, a time line for new products, let's say the new, you know, the stuff you announced today. When should we expect to ...

Pat Lavelle: The shuttle system will be - will be delivering in January, will be showing at this week's senior show and we will - we will be delivering in January. The wireless home theater systems will be ready in the January time frame. I would pretty much say everything that I talked about today would be ready in the first quarter of '05.


                                  Exhibit 99.4

Ted Graham: OK. Great. Thanks a lot.

Operator: Your next question will come from the line of Richard Greenberg of Donald Smith & Company (ph).

Richard Greenberg: Mike, just two quick housekeeping items. Assumption of fully-diluted shares for next year. And then, just tell me what your debt outstanding is. You have a 162 million of cash. What is the total debt right now?

Michael Stoehr: OK. The shares outstanding would be 22.1 million.

Richard Greenberg: OK.

Michael Stoehr:  And as for the debt, right now we have  approximately - we have
2.5 million in Malaysia and we have $12 million in Germany.

Richard Greenberg: OK. The second topic is this issue of operating margin, you know, in setting a 5% goal without really yet totally scrubbing the expense base, my concern is that, you know, and that's a, you know, a reasonable goal. It's kind of what a company like this should be - should be earning, but what are the chances that you guys, once you kind of go through the expense base, say, oh, my god, you know, we really can't cut expenses enough to achieve that goal. We needed that larger sales base to support it and we really are going to need acquisitions to advertise that fixed cost expense base in order for us to get to the 5%. Or can you really see the 5%, you know, from a high level now?

Michael Stoehr: I think, I think, Richard, the answer to that question is a little bit of both. We're going into the expenses to bring it down to reflecting where the expense level should be. There's going to be some improvement in operating because the margins will move up a little bit and, as John just outlined for us, there may be some acquisitions in there.

Richard Greenberg: OK. So, it's going to be - it's not just one home run. It's going to be a lot of - a lot of work and a lot of, as you know how we operate. We go in and we just chop away at it and also plain going forward.

John Shalam: Richard, you know, all these things take time. So, you know, right now we're just stepping down and beginning to start walking around in the next few weeks. And we will take a lot of steps in all the directions you outlined. But you really shouldn't expect too many results for at least a few months.

Richard Greenberg: Yes. OK. I would just love to hear you be able to say you're pretty confident. Even if we do no acquisitions and, you know, pay out a, whatever, $6 special dividend, which I know is not your intention, you know, we think that this business can, you know, we can get our expenses down so that we could generate a 5% operating margin. But you're really not ready to say that, right?

                                  Exhibit 99.4

Michael Stoehr: No, I - as I - Richard, as you know, again, as we - John mentioned - as we get into the earnings release for 2004, we'll have - it'll be
- the picture for both Pat, John and myself will be much clearer at that time, as we're coming through, both on the product end, on the overhead end and we'll have a much better view. At this point, right now, as John mentioned, we're still unwinding wireless from the operations of Audiovox. We're in the process of doing three audits - an audit of ACC, which is part of the deal, our regular audit and we've got the compliance audit with Sarbanes. So, we've got a lot on our place right now.

Richard Greenberg: OK. Just finally, on this whole acquisition strategy, you know, your previous acquisitions took on a little bit of goodwill, but it wasn't tremendous. And I think, Mike, you would argue that it certainly was worth it. I mean, as you go through this process, can you give us some assurance that, hey, we're not going to be loading up the balance sheet with goodwill, you know, and destroying tangible book value. I mean, is that one of the criteria that you do look at or are you really focused on, well, we don't really care about intangibles and, you know, we're just going to look at what it adds to our earnings?

Michael Stoehr: I think Mr. Shalam prefaced that conversation with a statement where he stated that, at this point, there's so much money out there, there's a lot of overvalued companies and we're not in the process of doing an acquisition, just as you said, to build up a lot of goodwill on the balance sheet. There has to be - and I think I mentioned of a previous discussion, it has to be - it has to be accretive to the company. It has to make sense and it has to - you know, we have stand the test of time with goodwill, too, now.

John Shalam: And Richard, I believe in an earlier conversation, telephone conference, I think that you had pointed out to us that the track record of most companies that make acquisitions has not been very successful. And you urged us to proceed very cautiously. Was that correct?

Richard Greenberg: Yes. That is correct. I mean, John, I would - I would have no problem if you would allocate some of that money to a buyback. I know that's not where you're headed at, but with a roughly $17 book, $14 stock price ...

John Shalam: Yes.

Richard Greenberg: It would seem to me to make a lot sense. It's a lot less risky than making acquisitions. At least get it going. You know, and then if your stock moves up, then you can shift to acquisitions. But to say, hey, yes, maybe it makes sense to buy, you know, a couple million shares with our stock at this kind of value, I don't see what the harm in doing that is.

John Shalam: Well, I assure you, Richard, we will consider all these options.

Richard Greenberg: OK. OK, guys. Thanks a lot. Good luck.

Pat Lavelle: Richard, let me just make one comment as far as what we're looking at from AEC as part of an acquisition. The main driver for us, as part of an


                                  Exhibit 99.4
acquisition, within the AEC group, is going to be something that's synergistic with what we do. Where we can take down overhead in the acquiring company and enhance profitability, from a financial side.

From a marketing side, we want to be able, with any acquisition, to enhance our customer relationships. And those are going to be the two drivers. More so, than price, OK, that we would look at in an acquisition.

Obviously, we're not going to overpay, but the - those are the two areas. One, where it can be accretive. It's synergistic, so we can take down overhead. And the other is to enhance sales and customer relationships.

Richard Greenberg: You know what? You know, that's reasonable, Pat. It's just fine. And you guys certainly have experiences - experience with joint ventures that - a lot of what managements think is synergistic could really, you know, they're paying a premium in price for that and some of those could - same synergies could be achieved just through a joint venture. Maybe not so much on the overhead, but everything could be.

So, to just pay a big premium to get it under your control sometimes, that's where companies tend to overpay.

Pat Lavelle: Understood. OK. Good day, Richard.

Richard Greenberg: OK. Thanks.

John Shalam: Thanks, Richard.

Operator: Your next question will come from the line of Jim Schwartz (ph) of Gilder (ph).

Jim Schwartz: Hey, guys. Pat, a question for you. In terms of proprietary development, I mean, what are you guys looking forward to, you know, maybe in '05 and '06 in terms of proprietary designs versus, you know, the more commodity products and maybe a margin differential between the proprietary designs versus, you know, the regular commodity product?

Pat Lavelle: Well, a number of - a number of our after market product - our 12-O
(ph) product, our Audiovox proprietary designs. So that's something that we do on a regular basis, whether it be our security systems, our mobile video system, even some of our head units are all Audiovox proprietary design that we believe we will be able to generate a better margin than a commodity- type project. Then we also have the OEM business and our business with Sirius, where - Sirius and XM where there aren't that many players in those categories selling product, which gives us an opportunity to make margin. So, pretty much within every one of our product groups, we have our own design development that we believe will be able to give us better margin than some of the commodity products.

Jim Schwartz:  OK. And that should  increase going  forward.  Is that one of the


                                  Exhibit 99.4
criteria? When you're looking for an acquisition, something that can add to your proprietary mix or is it proprietary immediately?

Pat Lavelle: We tend to look for, you know, that advantages that we can gain from the company. Certainly, if they have proprietary products that can give better margins, that's certainly going to be very positive.

Jim Schwartz: OK. But that - I mean, what - so what type of - what's the gross - is the gross margin 16%, roughly, for a proprietary ...

Pat Lavelle: For proprietary, it's going to be a little bit higher than that and that's where we end up getting out blend is when you're dealing with the commodity products, is, you know, the margins are lower and when you're dealing with your own proprietary or OEM type products, the margins are higher.

Jim Schwartz: OK. So then, I mean, '06 versus '05, I mean, looking forward, what percent mix shift will we see towards proprietary, do you think? Or, you know, '05 versus '04.

Pat Lavelle: I think - I don't think you're going to see a big shift in, you know, in what we've done historically. We do believe we're going to see an increase in the margins as we restore and develop new products, get to new price points that help restore our normal margins. When you get into the price erosion that you see, related to any DVD product, we expect to see a smaller problem with price erosion, as we get closer and closer to actual component costs.

Jim Schwartz: OK. Thanks.

Pat Lavelle: You're welcome.

Operator: Your final question will be a follow-up from the line of John Bucher of Harris Nesbitt.

John Bucher: Thank you very much. Michael, could you say what your peak borrowing requirements are anticipated to be over the course of the next 12 months?

Michael Stoehr: John, at this point, that's not going to change from the numbers that I just outlined in what was left outstanding on the balance sheet.

John Bucher: OK. Great.

Michael Stoehr: We have - we have put in place for the company small bridge loans, about 25 million for letters of credit and stuff, but we don't anticipate any volumes at this time, unless we deploy the proceeds. But at this point, we don't see it.

John Bucher:  Fantastic.  And then, last for Patrick. Do you disclose or can you


                                  Exhibit 99.4
say what the percentage of sales were from products that were introduced in the last 12 months for the quarter that you all reported a couple weeks ago?

Pat Lavelle: No, I wouldn't at this point. I'd have to look at that.

John Bucher: Just wondering, could you - any sort of seat-of-the-pants feel for what that ratio might have been?

Pat Lavelle: John, I wouldn't want to take a guess at it at this point.

John Bucher: OK. OK. Thank you very much.

John Shalam: John, it's not a clear situation because you have different types of so-called new product introductions. Some of them are new categories of products also. Some of them are products that have had many changes or where we've added a piece or two, but it's really a continuation of an existing model that's been alive for some time. So, you can't really get that big of a picture. But we'll attempt to get that information for you.

John Bucher: Thank you, sir.

John Shalam: OK.

Operator: We thank you for your questions, ladies and gentlemen. I would now like to turn it back to the senior management of Audiovox for closing remarks.

John Shalam: Well, thank you very much for participating on the call with us today. We appreciate your continued support of Audiovox. There's been some tremendous changes, obviously, taking place here. We're facing, I think, a positive future. We'll have many new opportunities now. We have a super strong balance sheet, cash on hand, availabilities, many options to proceed further. And I think we'll be in a very good position to continue growing the company and to create additional shareholder value. Again, thank you very much for joining us today. And look forward to speaking with all of you again in the very near future. Thank you.

Operator: Ladies and gentlemen, we thank you for joining the Audiovox 2004 earnings release. This call is concluded and you may disconnect now. Good day.



                                  Exhibit 99.4